                                                                    EXHIBIT 99.1

                            [CENTERPOINT LETTERHEAD]

FOR IMMEDIATE RELEASE                                                Page 1 of 6
--------------------------------------------------------------------------------

                 CENTERPOINT ENERGY REPORTS STRONG 2002 EARNINGS
                     CONTINUING OPERATIONS REPORT $1.29 EPS

           HOUSTON, TX - FEBRUARY 13, 2003 - CenterPoint Energy, Inc. (NYSE:
CNP) today reported income from continuing operations before extraordinary item, cumulative effect of accounting change and preferred dividends (hereinafter referred to as income from continuing operations) of $386 million, or $1.29 per diluted share for the year ended December 31, 2002. The company reported income from continuing operations of $447 million, or $1.53 per diluted share for the year ended December 31, 2001.

         The 2002 results consist of income from electric generation, electric transmission & distribution, natural gas distribution, pipelines and gathering and other operations. They also reflect the change in the company's electric operations due to the opening of the Texas market to retail electric competition in January 2002. Retail electric sales are no longer a part of CenterPoint Energy's operations, and electric generation is no longer subject to rate regulation as was the case in 2001. Thus, 2002 results cannot be meaningfully compared to 2001.

           "I'm very proud of our employees, their commitment to serving our customers and their many accomplishments in 2002," said David McClanahan, president and chief executive officer of CenterPoint Energy. "We completed our separation from Reliant Resources, prepared for the partial distribution of Texas Genco common stock to shareholders and developed a comprehensive corporate strategy, all the while ensuring the successful performance of our utility businesses and improving operational productivity."

         CenterPoint Energy also took a number of steps during the year to position it for the future. The company reached an agreement, subject to approval by the Public Utility Commission of Texas (PUC), that ensures the recovery of over $8.3 billion worth of fuel incurred by the former integrated electric utility over the last four and one half years prior to deregulation. The company agreed to defer an additional $200 million in fuel costs for consideration in the 2004 stranded cost true-up proceeding. The natural gas distribution operations obtained $50 million in annualized rate increases, primarily in Arkansas and Oklahoma, and expect additional rate relief in other areas of their service territory in 2003. Texas Genco streamlined its workforce through an early retirement program and the electric transmission & distribution business and several business service functions implemented staff reductions. Although the company incurred costs related to these activities in 2002, it expects to realize the benefits in 2003 and beyond.

          For the 2002 fourth quarter, the loss from continuing operations was $8 million, or $0.03 per diluted share. For the same period in 2001, income from continuing operations was $19 million, or $0.07 per diluted share.

                            [CENTERPOINT LETTERHEAD]

FOR IMMEDIATE RELEASE                                                Page 2 of 6
--------------------------------------------------------------------------------


         The company's operating performance for 2002 compared to 2001 benefited from the following:

          o continued customer growth with the addition of over 100,000 metered electric and gas customers

          o  normal weather compared to milder than normal weather in 2001

          o reduced bad debt expense for both electric and natural gas operations

          o discontinuance of goodwill amortization in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", which the company adopted on January 1, 2002. The company recognized goodwill amortization of $49 million in 2001, including $12 million in the fourth quarter

          o charges of $79 million for 2001, including $74 million for the fourth quarter, related to the an impairment of the company's remaining Argentine investments

          o increased revenues from rate increases of $20 million for the year, including $14 million for the quarter, for the natural gas distribution operations

         The company's results for 2002 compared to 2001 were negatively impacted by the following:

          o an increase in interest expense of $131 million for the year, including $126 million for the fourth quarter

          o severance charges in the fourth quarter of $26 million associated with staff reductions in the electric transmission & distribution operations and business service functions and an early retirement program in Texas Genco

          o a $24 million charge in the fourth quarter as a result of the settlement with the parties to a PUC fuel reconciliation proceeding

SUMMARY OF TWO NEW REPORTABLE BUSINESS SEGMENTS

         Results for 2001 reflect CenterPoint Energy's operation as an integrated electric utility. With the opening of the Texas market to retail electric competition in January 2002, generation and retail electric sales were deregulated. The company no longer makes retail electric sales. Pursuant to these changes, CenterPoint Energy started reporting two new business segments, electric transmission & distribution and electric generation. The electric transmission & distribution segment includes results from regulated transmission & distribution operations as well as the impact of generation-related stranded costs recoverable by the regulated utility. The previously regulated generation operations in Texas, Texas Genco Holdings, Inc., are reported as the electric generation segment.

         As a result of deregulation, there are no meaningful comparisons for these segments against prior periods, which reflected a single business segment for integrated electric utility operations.

                            [CENTERPOINT LETTERHEAD]

FOR IMMEDIATE RELEASE                                                Page 3 of 6
--------------------------------------------------------------------------------


EBIT BY SEGMENT DETAILED

ELECTRIC TRANSMISSION & DISTRIBUTION

         The electric transmission & distribution segment generated earnings before interest and taxes (EBIT) of $1.1 billion in 2002 consisting of $421 million for the regulated electric transmission & distribution utility and non-cash EBIT of $697 million associated with generation-related regulatory assets, or Excess Cost Over Market (ECOM), as described below.

         The electric transmission & distribution utility recovers the cost of its service through an energy delivery charge. This business benefited from growth in residential demand in 2002 over 2001, partially offset by an anticipated decline in deliveries to industrial customers who now generate their own power. Metered customers, totaling 1.79 million at the end of 2002, continued to grow at an annualized rate of 2 percent.

         Under the Texas restructuring law, a regulated utility may recover the difference between market prices received by its affiliated power generation company and the prices used in the ECOM model established by the PUC as part of its 2004 stranded cost true-up proceeding. This difference produces non-cash EBIT and is recorded as a regulatory asset.

         For the fourth quarter of 2002, EBIT for the segment was $175 million consisting of $29 million for the regulated transmission & distribution utility and non-cash EBIT for ECOM of $146 million. Utility earnings were negatively affected by $11 million of severance costs from approximately 200 staff reductions, and a $24 million charge associated with the settlement of the fuel reconciliation proceeding described above.

ELECTRIC GENERATION

         Texas Genco owns 14,175 MW of electric generation in Texas and sells capacity, energy, and ancillary services in the Texas electric market, primarily through capacity auctions. On January 6, 2003, CenterPoint Energy distributed approximately 19 percent of Texas Genco common stock to CenterPoint Energy shareholders. However, for the year ended December 31, 2002, CenterPoint Energy reported the results of Texas Genco as a wholly-owned subsidiary. Texas Genco stock is traded on the New York Stock Exchange under the symbol TGN.

         The publicly traded common stock of Texas Genco will be used to determine the market value of the generating assets formerly owned by the integrated electric utility in the quantification of the company's stranded costs in the 2004 true-up proceeding by the PUC. This method is prescribed by Senate Bill 7, the law enacted by the Texas legislature that opened the electric market to retail competition.

                            [CENTERPOINT LETTERHEAD]

FOR IMMEDIATE RELEASE                                                Page 4 of 6
--------------------------------------------------------------------------------


         Texas Genco reported a loss before interest and taxes of $130 million for the year and a $59 million loss for the fourth quarter. These losses reflect the low prices received for the 2002 capacity auctions. In response to low seasonal demand for some of its gas-fired generation, Texas Genco mothballed 3,400 MW of gas-fired generation through at least May of 2003, and implemented an early retirement program at a cost of $12 million in the fourth quarter. In the fall of 2002, Texas Genco conducted capacity auctions that covered approximately 74 percent of its available capacity for 2003. These auctions resulted in substantially higher prices than for 2002.

NATURAL GAS DISTRIBUTION

         The natural gas distribution segment reported EBIT of $210 million for 2002, an increase of $61 million compared to the prior year's EBIT of $149 million. For the year, a reduction in bad debt expense in the second and third quarters contributed to the overall improvement in operating results.

         For the fourth quarter, EBIT from the natural gas distribution segment increased to $86 million from $72 million for the same period of 2001. Normal weather compared to milder than normal weather in 2001 and higher customer usage during the quarter, combined with the implementation of rate increases and a 2 percent growth in customers, contributed to the fourth quarter increase. These factors helped to offset higher employee benefit costs in the quarter.

         The amount of goodwill amortization recognized in 2001 was $31 million, including $8 million in the fourth quarter for this segment.

PIPELINES AND GATHERING

         The pipelines and gathering segment reported EBIT of $158 million in 2002 compared to $138 million for the prior year. Improved margins were offset by increased operating expenses, including higher benefit costs.

         For the fourth quarter, the pipelines and gathering segment reported EBIT of $36 million compared to $31 million for the same period in 2001. Lower franchise tax expenses in the fourth quarter of 2002 offset higher benefit costs.

         The amount of goodwill amortization recognized in 2001 was $16 million, including $4 million in the fourth quarter.

OTHER OPERATIONS

         The company's other operations reported EBIT for 2002 of $5 million compared to a loss before interest and taxes of $137 million for 2001. For the fourth quarter, EBIT was $36 million compared to a $91 million loss before interest and taxes for the same period last year. The 2001 results include charges related to the impairment of the company's remaining Argentine investments totaling $79 million,

                            [CENTERPOINT LETTERHEAD]

FOR IMMEDIATE RELEASE                                                Page 5 of 6
--------------------------------------------------------------------------------

including $74 million in the fourth quarter. The company continues to operate these businesses in the near term while evaluating their disposal. The carrying value of the remaining Argentine investments is approximately $11 million.

ACCOUNTING TREATMENT OF THE RELIANT RESOURCES SPIN-OFF AND EXTRAORDINARY ITEM

         As reported in the third quarter, the company distributed its investment in Reliant Resources (RRI) to CenterPoint Energy shareholders on September 30, 2002. In accounting for this distribution, the company wrote down its $5.2 billion investment in RRI to its then fair value of $847 million. This write-down is reported as a non-cash charge in discontinued operations. The company also reduced additional paid-in-capital for the $847 million fair value to record the distribution as a return of capital. RRI's historical results are reported as discontinued operations.

         Taking into account the write-down and the extraordinary item related to extinguishment of debt, CenterPoint Energy's net loss for 2002 was $3.9 billion, or $13.08 per diluted share. For 2001, net income was $980 million, or $3.35 per diluted share, which included a benefit of $59 million for the cumulative effect of accounting change.

         The net loss for the 2002 fourth quarter was $63 million, or a loss of $0.21 per diluted share. This loss reflects an adjustment to the write-down of the company's RRI investment, and an extraordinary item related to extinguishment of debt. Net income for the fourth quarter of 2001 was $46 million, or $0.16 per diluted share.

CHARGE TO OTHER COMPREHENSIVE INCOME FOR PENSION MINIMUM LIABILITY

         Due to a decline in current market value of the pension plan's assets and increased benefit obligations associated with a reduction in the discount rate from 7.25 percent to 6.75 percent, the value of the pension plan's assets is less than the accumulated pension benefit obligation. Consequently, during the fourth quarter of 2002, CenterPoint Energy recorded a minimum liability adjustment related to its pension plan, which resulted in an after-tax charge to other comprehensive income of $414 million. Recording this minimum liability adjustment did not affect the company's results of operations during 2002 nor its ability to meet any existing financial covenants related to its debt facilities. Additionally, the company was not required to make any pension plan contribution in 2002, nor will it be required to do so in 2003.

                            [CENTERPOINT LETTERHEAD]

FOR IMMEDIATE RELEASE                                                Page 6 of 6
--------------------------------------------------------------------------------

OUTLOOK FOR 2003

         CenterPoint Energy expects 2003 diluted earnings per share to be between $0.85 and $1.00. This guidance reflects the company's outlook for continued strong operational performance by each of its business segments. However, higher interest expense on borrowings and increased pension expense of approximately $50 million, as well as higher insurance costs of over $20 million are expected to negatively impact 2003 results. As previously announced, Texas Genco expects to achieve 2003 earnings between $1.10 and $1.30 per diluted share.

         The company is presently in discussions with its group of banks to modify the payment schedule and certain other terms of its $3.85 billion bank credit facility. Currently, the company expects to conclude negotiations with its banks by the end of February, when a $600 million payment is due under the existing facility. Results of these discussions could materially impact the 2003 guidance for CenterPoint Energy.

WEBCAST OF EARNINGS CONFERENCE CALL

         CenterPoint Energy's management will host an earnings conference call on Thursday, February 13, 2003, at 10 a.m. Central Standard Time. Interested parties may listen to a live audio broadcast of the conference call in the investor section of CenterPoint Energy's web site, www.CenterPointEnergy.com. A replay of the call can be accessed approximately two hours after the completion of the call, and will be archived on the web site for 14 days.

         CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and sales, interstate pipeline and gathering operations, and more than 14,000 megawatts of power generation in Texas. The company serves nearly five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Missouri, Oklahoma, and Texas. Assets total nearly $19 billion. CenterPoint Energy became the new holding company for the regulated operations of the former Reliant Energy, Incorporated in August 2002. With more than 11,000 employees, CenterPoint Energy and its predecessor companies have been in business for more than 130 years.

         This news release includes forward-looking statements. Actual events and results may differ materially from those projected. Factors that could affect actual results include the timing and impact of future regulatory and legislative decisions, effects of competition, weather variations, changes in CenterPoint Energy's or Texas Genco's business plans, financial market conditions, the timing and extent of changes in commodity prices, particularly natural gas and other factors discussed in CenterPoint Energy's and Texas Genco's filings with the Securities and Exchange Commission.

                                      -###-

                    CenterPoint Energy, Inc. and Subsidiaries
                      Statements of Consolidated Operations
                             (Thousands of Dollars)
                                   (Unaudited)


                                                             Quarter Ended December 31,           Year Ended December 31,
                                                           ------------------------------      ------------------------------
                                                               2002              2001              2002              2001
                                                           ------------      ------------      ------------      ------------
Revenues:
     Electric Operations                                   $         --      $    990,264      $         --      $  5,510,817
     Electric Transmission & Distribution                       464,874                --         2,221,618                --
     Electric Generation                                        275,292                --         1,540,975                --
     Natural Gas Distribution                                 1,302,753           923,044         3,960,265         4,742,269
     Pipelines and Gathering                                     92,570            97,183           374,369           414,868
     Other Operations                                            16,710            25,111            32,477           101,144
     Eliminations                                               (35,267)          (27,561)         (207,206)         (112,741)
                                                           ------------      ------------      ------------      ------------
        Total                                                 2,116,932         2,008,041         7,922,498        10,656,357
                                                           ------------      ------------      ------------      ------------

Expenses:
     Fuel and cost of gas sold                                1,176,493           853,354         3,895,365         5,142,040
     Purchased power                                              6,843           218,011            94,749         1,223,437
     Operation and maintenance                                  444,012           480,722         1,599,023         1,786,269
     Taxes other than income taxes                               75,283            98,408           388,155           514,044
     Depreciation and amortization                              155,095           139,557           615,770           671,349
     Impairment of Latin America assets                              --            69,688                --            75,342
                                                           ------------      ------------      ------------      ------------
        Total                                                 1,857,726         1,859,740         6,593,062         9,412,481
                                                           ------------      ------------      ------------      ------------
Operating Income                                                259,206           148,301         1,329,436         1,243,876
                                                           ------------      ------------      ------------      ------------

Other Income (Expense) :
     Gain (Loss) on AOL Time Warner investment                   30,296           (25,751)         (499,704)          (70,215)
     Gain (Loss) on indexed debt securities                     (28,551)           19,188           480,027            58,033
     Impairment of Latin America equity investments                  --            (4,093)               --            (4,093)
     Interest                                                  (254,830)         (129,160)         (682,700)         (551,534)
     Distribution on trust preferred securities                 (13,898)          (13,899)          (55,545)          (55,598)
     Other - net                                                    490            10,380            22,795            54,708
                                                           ------------      ------------      ------------      ------------
        Total                                                  (266,493)         (143,335)         (735,127)         (568,699)
                                                           ------------      ------------      ------------      ------------

Income from Continuing Operations Before Income Taxes,
   Extraordinary Item, Cumulative Effect of Accounting
   Change and Preferred Dividends                                (7,287)            4,966           594,309           675,177

Income Tax Expense (Benefit)                                        681           (14,462)          208,026           228,252
                                                           ------------      ------------      ------------      ------------

Income (Loss) from Continuing Operations Before
   Extraordinary Item, Cumulative Effect of Accounting
   Change and Preferred Dividends                                (7,968)           19,428           386,283           446,925

Income from Discontinued Operations, net of tax                      --            27,151            82,157           475,078
Loss on Disposal of Discontinued Operations                     (37,812)               --        (4,371,464)               --
Extraordinary Item, net of tax                                  (17,210)               --           (17,210)               --
Cumulative Effect of Accounting Change, net of tax                   --                --                --            58,556
                                                           ------------      ------------      ------------      ------------
Income (Loss) Before Preferred Dividends                        (62,990)           46,579        (3,920,234)          980,559

Preferred Dividends                                                  --               566                --               858
                                                           ------------      ------------      ------------      ------------
Net Income (Loss) Attributable to Common Stockholders      $    (62,990)     $     46,013      $ (3,920,234)     $    979,701
                                                           ============      ============      ============      ============


    Reference is made to the Notes to the Consolidated Financial Statements contained in the Amended Annual Report on Form 10-K/A of Reliant Energy,
                                 Incorporated.

                   CenterPoint Energy, Inc. and Subsidiaries
            Selected Data From Statements of Consolidated Operations
                (Thousands of Dollars, Except Per Share Amounts)
                                  (Unaudited)


                                                                   Quarter Ended                         Year Ended
                                                                    December 31,                        December 31,
                                                           ------------------------------      ------------------------------
                                                               2002              2001              2002              2001
                                                           ------------      ------------      ------------      ------------
Basic Earnings Per Common Share
  Income from continuing operations before extraordinary
    item and cumulative effect of accounting change less
    preferred dividends                                    $      (0.03)     $       0.07      $       1.30      $       1.54
  Income from discontinued operations, net of tax                    --              0.09              0.27              1.64
  Loss on disposal of discontinued operations                     (0.12)               --            (14.67)               --
  Extraordinary item, net of tax                                  (0.06)               --             (0.06)               --
  Cumulative effect of accounting change, net of tax                 --                --                --              0.20
                                                           ------------      ------------      ------------      ------------
  Net Income (Loss) Attributable to Common Stockholders    $      (0.21)     $       0.16      $     (13.16)     $       3.38
                                                           ============      ============      ============      ============

Diluted Earnings Per Common Share
  Income from continuing operations before extraordinary
    item and cumulative effect of accounting change less
    preferred dividends                                    $      (0.03)     $       0.07              1.29      $       1.53
  Income from discontinued operations, net of tax                    --              0.09              0.27              1.62
  Loss on disposal of discontinued operations                     (0.12)               --            (14.58)               --
  Extraordinary item, net of tax                                  (0.06)               --             (0.06)               --
  Cumulative effect of accounting change, net of tax                 --                --                --              0.20
                                                           ------------      ------------      ------------      ------------
  Net Income (Loss) Attributable to Common Stockholders    $      (0.21)     $       0.16      $     (13.08)     $       3.35
                                                           ============      ============      ============      ============

Dividends per Common Share                                 $      0.160      $         --      $      1.070      $      1.125

Weighted Average Common Shares Outstanding (000):
  - Basic                                                       299,233           291,654           297,997           289,776
  - Diluted                                                     300,046           293,097           299,644           292,193


EBIT BY SEGMENT

  Electric Operations                                      $         --      $    140,008      $         --      $  1,147,777
  Electric Transmission & Distribution                          175,484                --         1,118,163                --
  Electric Generation                                           (59,310)               --          (130,138)               --
                                                           ------------      ------------      ------------      ------------
    Total Electric Business Segments                            116,174           140,008           988,025         1,147,777
  Natural Gas Distribution                                       86,015            72,449           209,737           148,588
  Pipelines and Gathering                                        35,733            31,439           157,962           138,396
  Other Operations                                               35,591           (91,574)            5,287          (136,662)
  Eliminations/other                                            (12,072)           (4,297)          (28,457)          (15,790)
                                                           ------------      ------------      ------------      ------------

  Total                                                    $    261,441      $    148,025      $  1,332,554      $  1,282,309
                                                           ============      ============      ============      ============


RECONCILIATION OF OPERATING INCOME TO EBIT AND
EBIT TO NET INCOME (LOSS) ATTRIBUTABLE TO
COMMON STOCKHOLDERS:

Operating income                                           $    259,206      $    148,301      $  1,329,436      $  1,243,876
Gain (loss) on AOL Time Warner investment                        30,296           (25,751)         (499,704)          (70,215)
Gain (loss) on indexed debt securities                          (28,551)           19,188           480,027            58,033
Impairment of Latin America equity investments                       --            (4,093)               --            (4,093)
Other income, net                                                   490            10,380            22,795            54,708
                                                           ------------      ------------      ------------      ------------
EBIT                                                            261,441           148,025         1,332,554         1,282,309
Interest expense and other charges                             (268,728)         (143,059)         (738,245)         (607,132)
Income tax (expense) benefit                                       (681)           14,462          (208,026)         (228,252)
                                                           ------------      ------------      ------------      ------------
Income (Loss) from Continuing Operations Before
  Extraordinary Item, Cumulative Effect of Accounting
  Change and Preferred Dividends                                 (7,968)           19,428           386,283           446,925
Income from discontinued operations, net of tax                      --            27,151            82,157           475,078
Loss on disposal of discontinued operations                     (37,812)               --        (4,371,464)               --
Extraordinary item, net of tax                                  (17,210)               --           (17,210)               --
Cumulative effect of accounting change, net of tax                   --                --                --            58,556
Preferred dividends                                                  --               566                --               858
                                                           ------------      ------------      ------------      ------------
  Net Income (Loss) Attributable to Common Stockholders    $    (62,990)     $     46,013      $ (3,920,234)     $    979,701
                                                           ============      ============      ============      ============


    Reference is made to the Notes to the Consolidated Financial Statements contained in the Amended Annual Report on Form 10-K/A of Reliant Energy,
                                 Incorporated.

                    CenterPoint Energy, Inc. and Subsidiaries
                        Results of Operations by Segment
                              (Millions of Dollars)
                                   (Unaudited)


                                     ELECTRIC
                                  TRANSMISSION &     ELECTRIC                                    ELECTRIC
                                   DISTRIBUTION      GENERATION      ELIMINATIONS     TOTAL     OPERATIONS
                                  ---------------------------------------------------------     ----------     -----------
                                                            Quarter Ended December 31,
                                  ------------------------------------------------------------------------       % Diff
                                                              2002                                 2001        Fav/(Unfav)
                                  ---------------------------------------------------------     ----------     -----------
RESULTS OF OPERATIONS:
Operating Revenues:
 Operating revenues               $          319     $      275      $          8     $ 602     $      990             (39)%
 ECOM true-up                                146             --                --       146             --              --
                                  --------------     ----------      ------------     -----     ----------
  Total Revenues                             465            275                 8       748            990             (24)%
                                  --------------     ----------      ------------     -----     ----------
Operating Expenses:
 Fuel and purchased power                     10            182                 8       200            395              49%
 Operation and maintenance                   174            119                --       293            316               7%
 Depreciation and amortization                67             39                --       106             84             (26)%
 Taxes other than income                      45             (6)               --        39             63              38%
                                  --------------     ----------      ------------     -----     ----------
  Total                                      296            334                 8       638            858              26%
                                  --------------     ----------      ------------     -----     ----------
Operating Income (Loss)                      169            (59)               --       110            132             (17)%

Non-operating Income                           6             --                --         6              8             (25)%

                                  --------------     ----------      ------------     -----     ----------
Earnings (Loss) Before
 Interest and Taxes               $          175     $      (59)     $         --     $ 116     $      140             (17)%
                                  ==============     ==========      ============     =====     ==========


                                     ELECTRIC
                                  TRANSMISSION &     ELECTRIC                                     ELECTRIC
                                   DISTRIBUTION      GENERATION      ELIMINATIONS     TOTAL      OPERATIONS
                                  ----------------------------------------------------------     ----------     -----------
                                                             Year Ended December 31,
                                  -------------------------------------------------------------------------       % Diff
                                                              2002                                 2001         Fav/(Unfav)
                                  -----------------------------------------------------------    ----------     -----------
RESULTS OF OPERATIONS:
Operating Revenues:
 Operating revenues               $        1,525     $    1,541      $        (48)     $3,018    $    5,511             (45)%
 ECOM true-up                                697             --                --        697             --              --
                                  --------------     ----------      ------------      ------    ----------
  Total Revenues                           2,222          1,541               (48)     3,715          5,511             (33)%
                                  --------------     ----------      ------------      ------    ----------
Operating Expenses:
 Fuel and purchased power                     66          1,083               (48)     1,101          2,527              56%
 Operation and maintenance                   575            391                --        966          1,052               8%
 Depreciation and amortization               271            157                --        428            453               6%
 Taxes other than income                     213             43                --        256            376              32%
                                  --------------     ----------      ------------      ------    ----------
  Total                                    1,125          1,674               (48)     2,751          4,408              38%
                                  --------------     ----------      ------------      ------    ----------
Operating Income (Loss)                    1,097           (133)               --        964          1,103             (13)%

Non-operating Income                          21              3                --         24             45             (47)%

                                  --------------     ----------      ------------      ------    ----------
Earnings (Loss) Before
 Interest and Taxes               $        1,118     $     (130)     $         --      $  988    $    1,148             (14)%
                                  ==============     ==========      ============      ======    ==========


                                                    Quarter Ended December 31,                 Year Ended December 31,
ELECTRIC OPERATIONS OPERATING DATA:               -----------------------------             ----------------------------
ACTUAL MWH DELIVERED                                 2002              2001                    2002             2001
                                                  ------------      ------------            -----------      -----------
Residential                                          4,289,445        3,925,478     9%       23,024,837       21,370,726      8%
Commercial                                           4,465,421        4,226,254     6%       18,376,731       17,967,199      2%
Industrial                                           7,490,888        7,205,542     4%       28,026,700       31,058,942    (10)%
Other                                                   40,490          151,425   (73)%         156,717          928,275    (83)%
                                                  ------------      ------------            -----------      -----------
  Total                                             16,286,244       15,508,699     5%       69,584,985       71,325,142     (2)%
                                                  ============      ===========             ===========      ===========


WEATHER (AVERAGE FOR SERVICE AREA):
Percentage of normal:
 Cooling degree days                                        82%              94%  (12)%             100%             100%    --
 Heating degree days                                        97%              75%   22%               99%              88%    11%


AVERAGE NUMBER OF METERED CUSTOMERS:
Residential                                          1,567,094        1,528,159     3%        1,547,000        1,518,049      2%
Commercial                                             218,077          209,740     4%          213,079          207,384      3%
Industrial                                               1,851            1,795     3%            1,837            1,769      4%
Other                                                       --               16  (100)%               1               24    (96)%
                                                  ------------      ------------            -----------      -----------
  Total                                              1,787,022        1,739,710     3%        1,761,917        1,727,226      2%
                                                  ============      ===========             ===========      ===========


PHYSICAL ELECTRIC GENERATION POWER SALES (MWH)       9,539,888          N/A                  51,462,581          N/A



    Reference is made to the Notes to the Consolidated Financial Statements contained in the Amended Annual Report on Form 10-K/A of Reliant Energy,
                                 Incorporated.

                    CenterPoint Energy, Inc. and Subsidiaries
                        Results of Operations by Segment
                              (Millions of Dollars)
                                   (Unaudited)


                                                                           NATURAL GAS DISTRIBUTION
                                           ---------------------------------------------------------------------------------------
                                            Quarter Ended December 31,                     Year Ended December 31,
                                           ----------------------------     % Diff      ----------------------------     % Diff
                                               2002            2001       Fav/(Unfav)       2002           2001        Fav/(Unfav)
                                           -------------  -------------   -----------   -------------  -------------   -----------
RESULTS OF OPERATIONS:
Operating Revenues                         $       1,303  $         923         41%     $       3,960  $       4,742       (16)%
Operating Expenses:
 Natural gas                                         999            675        (48)%            2,995          3,814        21%
 Operation and maintenance                           158            121        (31)%              539            541         --
 Depreciation and amortization                        32             37         14%               126            147        14%
 Taxes other than income                              30             22        (36)%              102            110         7%
                                           -------------  -------------                 -------------  -------------
  Total                                            1,219            855        (43)%            3,762          4,612        18%
                                           -------------  -------------                 -------------  -------------
Operating Income                                      84             68         24%               198            130        52%

Non-operating Income                                   2              4        (50)%               12             19       (37)%

                                           -------------  -------------                 -------------  -------------
Earnings Before Interest and Taxes         $          86  $          72         19%     $         210  $         149        41%
                                           =============  =============                 =============  =============

NATURAL GAS DISTRIBUTION OPERATING DATA:
THROUGHPUT DATA IN BCF
Residential and Commercial                           107             85         26%               324            310         5%
Industrial Sales                                      14             14           -                47             50        (6)%
Transportation                                        15             13         15%                57             49        16%
Non-rate regulated commercial
 and industrial                                      125            106         18%               471            445         6%
                                           -------------  -------------                 -------------  -------------
  Total Throughput                                   261            218         20%               899            854         5%
                                           =============  =============                 =============  =============


WEATHER (AVERAGE FOR SERVICE AREA)
Percentage of normal:
 Heating degree days                                 102%            80%         22%              100%            95%         5%


AVERAGE NUMBER OF CUSTOMERS:
 Residential                                   2,735,261      2,688,500          2%         2,719,161      2,684,207         1%
 Commercial and Industrial Sales                 248,413        245,334          1%           248,127        248,795         --
                                           -------------  -------------                 -------------  -------------
  Total                                        2,983,674      2,933,834          2%         2,967,288      2,933,002         1%
                                           =============  =============                 =============  =============


                                                                         PIPELINES AND GATHERING
                                           ---------------------------------------------------------------------------------------
                                            Quarter Ended December 31,                     Year Ended December 31,
                                           ----------------------------     % Diff      ----------------------------     % Diff
                                               2002            2001       Fav/(Unfav)       2002           2001        Fav/(Unfav)
                                           -------------  -------------   -----------   -------------  -------------   -----------
RESULTS OF OPERATIONS:
Operating Revenues                         $          93  $          97         (4)%    $         374  $         415       (10)%
Operating Expenses:
 Natural gas                                          12             14         14%                32             79        59%
 Operation and maintenance                            32             31         (3)%              130            121        (7)%
 Depreciation and amortization                        10             14         29%                41             58        29%
 Taxes other than income                               4              7         43%                18             20        10%
                                           -------------  -------------                 -------------  -------------
  Total                                               58             66         12%               221            278        21%
                                           -------------  -------------                 -------------  -------------
Operating Income                                      35             31         13%               153            137        12%

Non-operating Income                                   1             --          --                 5              1        --
                                           -------------  -------------                 -------------  -------------
Earnings Before Interest and Taxes         $          36  $          31         16%             $ 158          $ 138        14%
                                           =============  =============                 =============  =============


PIPELINES AND GATHERING OPERATING DATA:
THROUGHPUT DATA IN BCF
Natural Gas Sales                                      2              7        (71)%               14             18       (22)%
Transportation                                       212            206          3%               845            819         3%
Gathering                                             74             77         (4)%              287            300        (4)%
Elimination                                           (1)            (1)         --                (3)            (3)       --
                                           -------------  -------------                 -------------  -------------
  Total Throughput                                   287            289         (1)%            1,143          1,134         1%
                                           =============  =============                 =============  =============



     Reference is made to the Notes to the Consolidated Financial Statements contained in the Amended Annual Report on Form 10-K/A of Reliant Energy,
                                 Incorporated.

                    CenterPoint Energy, Inc. and Subsidiaries
                        Results of Operations by Segment
                              (Millions of Dollars)
                                   (Unaudited)


                                                                             OTHER OPERATIONS
                                           ---------------------------------------------------------------------------------------
                                            Quarter Ended December 31,                     Year Ended December 31,
                                           ----------------------------     % Diff      ----------------------------     % Diff
                                               2002            2001       Fav/(Unfav)       2002           2001        Fav/(Unfav)
                                           -------------  -------------   -----------   -------------  -------------   -----------
RESULTS OF OPERATIONS:
Operating Revenues                         $          17  $          25       (32)%     $          32  $         101       (68)%
Operating Expenses                                   (14)           107       113%                 17            228        93%
                                           -------------  -------------                 -------------  -------------
Operating Income (Loss)                               31            (82)      138%                 15           (127)      112%

Non-operating Income (Expense)                         5             (9)      156%                (10)           (10)       --
                                           -------------  -------------                 -------------  -------------
Earnings (Loss) Before Interest and Taxes  $          36  $         (91)      140%      $           5  $        (137)      104%
                                           =============  =============                 =============  =============


     Reference is made to the Notes to the Consolidated Financial Statements contained in the Amended Annual Report on Form 10-K/A of Reliant Energy,
                                  Incorporated.